Exhibit 99

NEWS RELEASE

Ingredion Incorporated Westbrook Corporate Center Westchester, IL 60154	CONTACTS: Investors: Tiffany Willis, 708-551-2592 Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports First Quarter 2021 Results

•	First quarter 2021 reported and adjusted EPS* were $(3.66) and $1.85, respectively, compared to first quarter 2020 reported and adjusted EPS of $1.11 and $1.59, respectively. Double-digit adjusted EPS growth reflects specialties ingredients momentum and strong execution across the Company’s regions.

•	Related to the Arcor joint venture announcement, reported results reflect a $360 million held for sale impairment charge, including $311 million of cumulative translation losses.

•	The Company expects second quarter 2021 net sales and operating income to be up significantly due to volume recovery and specialties growth when compared to the second quarter of 2020.

WESTCHESTER, Ill., May 4, 2021 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the first quarter of 2021. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2021 and 2020, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We delivered an outstanding first quarter with significant net sales and adjusted operating income growth, our best quarter since 2018. Operating income grew across all four regions, and our results reflect exceptionally strong performance in South America and Asia-Pacific,” said Jim Zallie, Ingredion’s president and chief executive officer.

“We continued to execute on our Driving Growth Roadmap, delivering specialty ingredients growth that was underpinned by double-digit growth in Asia-Pacific and South America. As a result of our unwavering determination to expand our consumer preferred specialty offerings, our sugar reduction sales were up over 200 percent versus prior year. Additionally, we recently broadened our Food Systems platform with the acquisition of KaTech, an innovative supplier of customized ingredient blends which enhance texture and provide stabilization. KaTech adds a European hub to complement our existing U.S. and Asia food systems’ operations,” continued Zallie.

“We are actively engaged in new product development through our strong customer partnerships with robust project pipelines to meet resurging consumer demand. We remain focused on delivering consumer preferred innovation through customer co-creation. As we re-imagine the future of work for our employees, we are doing so with customer centricity, speed and agility,” Zallie concluded.

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	1Q20	1Q21
Reported EPS	$1.11	$(3.66)
Restructuring/Impairment Costs	$0.16	$0.12
Acquisition/Integration Costs	-	$0.01
Impairment***	-	$5.35
Tax Items	$0.32	$0.05
Diluted share impact	-	$(0.02)
Adjusted EPS**	$1.59	$1.85

Estimated factors affecting change in reported and adjusted EPS

1Q21
Margin	0.33
Volume	(0.02)
Foreign exchange	0.01
Other income	0.04
Total operating items	0.36
Other non-operating income	-
Financing costs	(0.01)
Non-controlling interests	(0.01)
Shares outstanding	(0.01)
Tax rate	(0.07)
Total non-operating items	(0.10)
Total items affecting EPS**	0.26

**Totals may not foot due to rounding

*** Related to the Arcor joint venture announcement, reported results reflect a $360 million assets held for sale impairment charge, including $311 million of cumulative translation losses.

Financial Highlights

•	At March 31, 2021, total debt and cash including short-term investments were $2.2 billion and $577 million, respectively, versus $2.2 billion and $665 million, respectively, at December 31, 2020.

•	Net financing costs were $19 million, or $1 million higher in the first quarter than in the year-ago period. The increase resulted primarily from a decrease in capitalized interest versus the prior year.

•	Reported and adjusted effective tax rates for the quarter were (29.3) percent and 29.5 percent, respectively, compared to 42.6 percent and 26.0 percent, respectively, in the year-ago period. The decrease in reported tax rate resulted primarily from the impact of impairment charges related to the Arcor joint venture in Argentina.

•	First quarter capital expenditures were $63 million, down $35 million from the year-ago period.

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 3

Business Review

Total Ingredion

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
First Quarter	1,543	1	-16	86	1,614	5%	5%

Reported Operating Income

$ in millions	2020	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	2021	% change	% change excl. FX
First Quarter	153	-	34	-1	-356	-170	-211%	-211%

Adjusted Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
First Quarter	167	-	34	201	20%	20%

Net Sales

•	First quarter net sales were up from the year-ago period. The increase was driven by strong price mix, including the pass through of higher corn costs, the inclusion of PureCircle results, and specialty volume growth in Asia-Pacific. Excluding foreign exchange impacts, net sales were up 5 percent for the quarter.

Operating income

•	Reported and adjusted operating (loss) income for the quarter were $(170) million and $201 million, respectively, a decrease of 211 percent and an increase of 20 percent, respectively, from the same period last year. The decrease in reported operating income was primarily due to the held for sale impairment charge related to the Arcor joint venture in Argentina. The increase in adjusted operating income was driven by favorable price mix in South America and lower net corn costs in North America. Excluding foreign exchange impacts, reported and adjusted operating income were down 211 percent and up 20 percent, respectively, from the same period last year.

•	First quarter reported operating income was lower than adjusted operating income by $371 million primarily due to the held for sale impairment charge related to the Arcor joint venture in Argentina.

North America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
First Quarter	963	6	-55	31	945	-2%	-3%

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 4

•	Cessation of ethanol production represents approximately a $13 million decrease in net sales to the quarter.

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
First Quarter	125	1	8	134	7%	6%

•	First quarter operating income was $134 million, an increase of $9 million from the year-ago period. The increase was driven by lower net corn costs and favorable price mix.

South America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
First Quarter	237	-23	10	49	273	15%	25%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
First Quarter	26	-3	17	40	54%	65%

•	First quarter operating income was $40 million, an increase of $14 million from the year-ago period. The increase was primarily due to strong price mix and favorable net corn. Excluding foreign exchange impacts, segment operating income was up 65 percent.

Asia-Pacific

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
First Quarter	189	11	34	1	235	24%	18%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
First Quarter	20	1	4	25	25%	20%

•	First quarter operating income was $25 million, up $5 million from the year-ago period, driven by the recovery of South Korea and China from prior year pandemic impacts.

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 5

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
First Quarter	154	7	-5	5	161	5%	0%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
First Quarter	27	1	3	31	15%	10%

•	First quarter operating income was $31 million, up $4 million from the year-ago period. The increase was largely attributable to favorable price mix and lower raw material costs in Pakistan.

Dividend and Share Repurchases

In March 2021, the Company announced a quarterly dividend of $0.64 per share, totaling $44 million. During the quarter, the Company repurchased $14 million of outstanding shares of common stock.

2021 Second Quarter Outlook and Full-Year Perspective

For the second quarter, the Company expects net sales to increase 20 to 30 percent and operating income growth to be slightly better than net sales growth, when both are compared to the prior year.

In light of anticipated first half performance, the Company expects full-year net sales to be up low double-digits, driven by the pass through of higher corn costs, strong price mix and volume recovery. For the full-year, the Company expects adjusted operating income to be up mid-single-digits, driven by specialty ingredients growth, other volume recovery and Cost Smart savings, partially offset by anticipated higher corn costs in the second half of the year. Due to the continued uncertain environment, the Company is not currently providing guidance for full-year 2021 EPS and cash flow from operations.

Full year corporate costs are expected to be flat. The Company expects the reported effective tax rate of 70 percent to 75 percent and adjusted effective tax rate of 28.0 percent to 29.0 percent. With the expected close of the Arcor joint venture, the Company anticipates the South America segment performance, financing costs, and tax rate reporting will be updated in the second half of the year.

Capital investment commitments are expected to be between $330 million and $350 million.

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 6

Conference Call and Webcast Details

Ingredion will conduct a conference call on Tuesday, May 4, 2021, at 8 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at
https://ir.ingredionincorporated.com/events-and-presentations. The call will include a presentation accessible through the Company’s website, which will be available to download a few hours prior to the start of the call. A replay will be available for a limited time at
https://ir.ingredionincorporated.com/financial-information/quarterly-results.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2020 annual net sales of $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company’s future prospects or financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in or incorporated by reference into this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS FIRST QUARTER 2021 RESULTS – Page 7

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget and realize expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the impact of impairment charges on our goodwill or long-lived assets; changes in our tax rates or exposure to additional income tax liability; our ability to maintain satisfactory labor relations; the impact on our business of natural disasters, war, or similar acts of hostility, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; potential effects of climate change; security breaches with respect to information technology systems, processes, and sites; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to remediate in a timely manner a material weakness in our internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent reports on Forms 10-Q and 8-K.

###

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of (Loss) Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended March 31,		Change %
	2021	2020
Net sales	$1,614	$1,543	5%
Cost of sales	1,263	1,220
Gross profit	351	323	9%

Operating expenses	153	154	(1)%
Other (income) expense, net	(2)	2
Restructuring/impairment charges	370	14
Operating (loss) income	(170)	153	(211)%
Financing costs, net	19	18
Other, non-operating (income), net	(1)	(1)
(Loss) income before income taxes	(188)	136	(238)%
Provision for income taxes	55	58
Net (loss) income	(243)	78	(412)%
Less: Net income attributable to non-controlling interests	3	3
Net (loss) income attributable to Ingredion	$(246)	$75	(428)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.3	67.1
Diluted	67.3	67.8

Earnings per common share of Ingredion:
Basic	$(3.66)	$1.12	(427)%
Diluted	$(3.66)	$1.11	(430)%

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$576	$665
Short-term investments	1	-
Accounts receivable – net	1,025	1,011
Inventories	950	917
Prepaid expenses	58	54
Total current assets	2,610	2,647

Property, plant and equipment – net	2,355	2,455
Goodwill	899	902
Other intangible assets – net	437	444
Operating lease assets	182	173
Deferred income tax assets	24	23
Other assets	296	214
Total assets	$6,803	$6,858

Liabilities and equity
Current liabilities
Short-term borrowings	448	$438
Accounts payable and accrued liabilities	932	1,020
Total current liabilities	1,380	1,458

Non-current liabilities	219	227
Long-term debt	1,749	1,748
Non-current operating lease liabilities	145	136
Deferred income tax liabilities	219	217
Liabilities held for sale	337	-
Total liabilities	4,049	3,786

Share-based payments subject to redemption	21	30
Redeemable non-controlling interests	70	70

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at March 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	1,155	1,150
Less: Treasury stock (common stock; 10,737,015 and 10,795,346 shares at March 31, 2021 and December 31, 2020, respectively) at cost	(1,022)	(1,024)
Accumulated other comprehensive loss	(1,164)	(1,133)
Retained earnings	3,667	3,957
Total Ingredion stockholders' equity	2,637	2,951
Non-redeemable non-controlling interests	26	21
Total equity	2,663	2,972

Total liabilities and equity	$6,803	$6,858

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2021	2020
Cash provided by operating activities:
Net (loss) income	$(243)	$78
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	52	54
Mechanical stores expense	14	13
Deferred income taxes	(4)	-
Impairment charges related to Arcor joint venture held for sale classification	360	-
Margin accounts	(16)	(20)
Changes in other trade working capital	(130)	(85)
Other	(11)	25
Cash provided by operating activities	22	65

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(63)	(98)
Short-term investments	(1)	2
Cash used for investing activities	(64)	(96)

Cash (used for) provided by financing activities:
Proceeds from borrowings (payments on), net	10	102
Repurchases of common stock, net	(14)	-
Issuances of common stock for share-based compensation, net of settlements	7	2
Dividends paid, including to non-controlling interests	(43)	(42)
Cash (used for) provided by financing activities	(40)	62

Effect of foreign exchange rate changes on cash	(7)	(17)
(Decrease) increase in cash and cash equivalents	(89)	14
Cash and cash equivalents, beginning of period	665	264
Cash and cash equivalents, end of period	$576	$278

Ingredion Incorporated ("Ingredion")
Supplemental Financial Information
(Unaudited)

I. Geographic Information of Net Sales and Operating Income

(in millions, expect for percentages)	Three Months Ended March 31,			Change
	2021	2020	Change	Excl. FX
Net Sales
North America	$945	$963	(2)%	(3)%
South America	273	237	15%	25%
Asia-Pacific	235	189	24%	18%
EMEA	161	154	5%	0%
Total Net Sales	$1,614	$1,543	5%	5%

Operating Income
North America	$134	$125	7%	6%
South America	40	26	54%	65%
Asia-Pacific	25	20	25%	20%
EMEA	31	27	15%	10%
Corporate	(29)	(31)	6%	6%
Sub-total	201	167	20%	20%
Acquisition/integration costs	(1)	-
Restructuring/impairment charges	(10)	(14)
Impairment charges related to Arcor joint venture held for sale classification	(360)	-
Total Operating (Loss) Income	$(170)	$153	(211)%	(211)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment cost, Mexico tax provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Net (Loss) Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2021		March 31, 2020
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net (loss) income attributable to Ingredion	$(246)	$(3.66)	$75	$1.11

Add back:

Acquisition/integration costs, net of $ - million of income tax benefit for three months ended March 31, 2021 and 2020 (i)	1	0.01	-	-

Restructuring/impairment charges, net of income tax benefit of $2 million and $3 million for the three months ended March 31, 2021 and 2020, respectively (ii)	8	0.12	11	0.16

Impairment charges related to Arcor joint venture held for sale classification, net of $ - million of income tax benefit for the three months ended March 31, 2021 (iii)	360	5.35	-	-

Tax provision - Mexico (iv)	3	0.05	22	0.32

Diluted share impact (v)	-	(0.02)	-	-

Non-GAAP adjusted net income attributable to Ingredion	$126	$1.85	$108	$1.59

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2021 period primarily includes costs related to the acquisition and integration of the business acquired from PureCircle Limited. Acquisition and integration costs presented in the "reconciliation of adjusted net income attributable to Ingredion" table are net of costs attributable to non-controlling interest.

(ii) During the three months ended March 31, 2021, the Company recorded $10 million of pre-tax restructuring/impairment charges, consisting of $5 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $3 million of restructuring-related expenses as part of its Cost Smart cost of sales program, primarily in North America, and $2 million of employee-related and other costs related to the Arcor joint venture transaction expected to close in the third quarter of 2021.

During the three months ended March 31, 2020, the Company recorded $14 million of pre-tax restructuring/impairment charges, consisting of $9 million of restructuring related expenses as part of its Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program.

(iii) During the three months ended March 31, 2021, the Company recorded a $360 million held for sale impairment charge related to the Arcor joint venture. The impairment charge reflects write-down to fair value of the contribution of certain Argentina, Chile and Uruguay assets and liabilities that will be contributed to the Arcor joint venture. The impairment charge reflects a $49 million write-down of the contributed net assets to the agreed upon fair value and a $311 million valuation allowance for the cumulative translation losses related to these net assets that will be released from Accumulated Other Comprehensive Loss on the balance sheet at the close of the transaction.

(iv) The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico.  Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a discrete tax provision of $3 million and $22 million for the three months ended March 31, 2021 and 2020, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods.

(v) If GAAP net income is negative and Non-GAAP Adjusted Net Income is positive, adjusted diluted weighted average common shares outstanding will include any options, restricted share units, or performance shares that would be otherwise dilutive instruments using the treasury stock method, until the effect of these adjustments is anti-dilutive. During the three months ended March 31, 2021 the incremental dilutive share impact of these instruments was 0.6 million shares of common stock equivalents. The diluted weighted average shares outstanding of 67.3 million would increase to an adjusted diluted weighted average common shares outstanding of 67.9 million for the three months ended March 31, 2021. There is no impact to the three months ended March 31, 2020.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions, pre-tax)	2021	2020
Operating (loss) income	$(170)	$153
Add back:
Acquisition/integration costs (i)	1	-
Restructuring/impairment charges (ii)	10	14
Impairment charges related to Arcor joint venture held for sale classification (iii)	360	-
Non-GAAP adjusted operating income	$201	$167

For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended March 31, 2021
	(Loss) income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$(188)	$55	(29.3)%

Add back:

Acquisition/integration costs (i)	1	-

Restructuring/impairment charges (ii)	10	2

Impairment charges related to Arcor joint venture held for sale classification (iii)	360	-

Tax item - Mexico (iv)	-	(3)

Adjusted Non-GAAP	$183	$54	29.5%

	Three Months Ended March 31, 2020
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$136	$58	42.6%

Add back:

Restructuring/impairment charges (ii)	14	3

Tax item - Mexico (iv)	-	(22)

Adjusted Non-GAAP	$150	$39	26.0%

For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Anticipated Effective Tax Rate Range for Full Year 2021
	Low End	High End
GAAP ETR	70.5%	75.6%

Add:

Acquisition/integration costs (i)	0.0%	0.0%

Restructuring/impairment charges (ii)	0.6%	0.6%

Impairment charges related to Arcor joint venture held for sale classification (iii)	0.0%	0.0%

Tax provision - Mexico (iv)	0.3%	(1.3)%

Other tax matters (vi)	(0.2)%	(0.2)%

Impact of adjustment on Effective Tax Rate (vii)	(43.2)%	(45.7)%

Adjusted ETR	28.0%	29.0%

Above is a reconciliation of our anticipated full year 2021 GAAP ETR to our anticipated full year 2021 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

For items (i) through (iv), see footnotes included in the Reconciliation of GAAP Net (Loss) Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

(vi) This relates to other tax settlements.

(vii) Indirect impact of tax rate after items (i) through (vi).